UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): August 3, 2021 (July 29, 2021)

Scholar Rock Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Delaware	001-38501	82-3750435
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Binney Street, 3rd Floor, Cambridge, MA 02142
(Address of Principal Executive Offices) (Zip Code)

(857) 259-3860
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SRRK	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On July 29, 2021, Stuart Kingsley’s employment as the Chief Executive Officer and President of Scholar Rock Holding Corporation (the “Company”) ended, as did his service on the Company’s Board of Directors (the “Board”). Mr. Kingsley’s departure from the Company was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.  The Company plans to enter into a Separation and Release Agreement with Mr. Kingsley.

(c)

On July 30, 2021, the Board appointed Nagesh Mahanthappa, the Company’s former Chief Executive Officer and President, as Interim Chief Executive Officer and President of the Company and appointed Dr. Mahanthappa to serve as a member of the Board, while he remains the Company’s Interim Chief Executive Officer.  Prior to his appointment as Interim Chief Executive Officer and President of the Company, Dr. Mahanthappa had been serving as a senior advisor to the Company since his resignation from the Company in July 2020.

Dr. Mahanthappa was thefounding employee of Scholar Rock and served as a director and its President and Chief Executive Officer from October 2012 to July 2020. Prior to joining Scholar Rock, from February 2007 to May 2012, Dr. Mahanthappa was a founding employee and Vice President, Corporate Development & Operations at Avila Therapeutics, Inc. (acquired by Celgene Corporation in March 2012). Previously, from August 2002 to February 2007, he served in roles of increasing responsibility at Alnylam Pharmaceuticals, Inc., most recently as Vice President, Scientific & Strategic Development. He was also a founder of TwistDx, Inc. a DNA diagnostics company acquired by Inverness Medical Innovations, Inc. (now Alere, Inc.) in 2010. Dr. Mahanthappa received his Ph.D. in Neurobiology from the California Institute of Technology and completed his post-doctoral training at the E.K. Shriver Center for Mental Retardation (then affiliated with Massachusetts General Hospital) and Harvard Medical School. He received his M.B.A. from the F.W. Olin Graduate School of Management at Babson College and his B.A. in Biology and Chemistry from the University of Colorado, Boulder.

(e)

In connection with his appointment as the Interim Chief Executive Officer and President, Dr. Mahanthappa entered into an employment agreement with the Company effective July 30, 2021 (the “Mahanthappa Agreement”).  Pursuant to the Mahanthappa Agreement, Dr. Mahanthappa will receive an initial annual base salary of $538,200 and will be eligible for an annual cash bonus as determined by the Board or the Compensation Committee of the Board with an annual incentive target of 55% of his annual base salary. Dr. Mahanthappa’s 2021 base salary and any cash bonus payable for service in 2021 shall be subject to proration.  During the term of his employment, he will continue to vest in his existing equity awards with the Company, subject to the terms of the applicable equity award agreements and equity incentive plans.  If the Company terminates Dr. Mahanthappa from the Interim Chief Executive Officer position prior to February 28, 2022, then the portion of his stock options that would have vested through February 28, 2022 shall immediately accelerate and become fully vested and exercisable as of the date of termination. Dr. Mahanthappa is also eligible to participate in the employee benefit plans available to the Company’s employees, subject to the terms of those plans.  The Mahanthappa Agreement also contains other customary terms and provisions.

The above summary is not complete and is qualified in its entirety by Mahanthappa Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 7.01.  Regulation FD Disclosure.

On August 3, 2021, the Company issued a press release announcing Mr. Kingsley’s departure and Dr. Mahanthappa’s appointment as Interim Chief Executive Officer and President. A copy of this press release is furnished as Exhibit 99.1 to this Report on Form 8-K.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, by and between Scholar Rock, Inc. and Nagesh Mahanthappa, dated July 30, 2021.

99.1	Press Release issued by Scholar Rock Holding Corporation dated August 3, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Scholar Rock Holding Corporation

Date: August 3, 2021	By:	/s/ Junlin Ho
Junlin Ho
General Counsel & Corporate Secretary